EXHIBIT 99.1

Investor Relations:

Brett Maas

Hayden IR

(646) 536-7331

brett@haydenir.com

PCM REPORTS RECORD FIRST QUARTER RESULTS

Net Sales Increased 68%; Gross Profit Increased 80%

El Segundo, California — April 28, 2016 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported record financial results for the first quarter of 2016.

First Quarter 2016 Highlights (Compared to First Quarter 2015)

●	Record net sales of $498.0 million, up 68%
●	Record gross profit of $70.3 million, up 80%
●	Gross profit margin increased to 14.1% from 13.2%
●	Operating profit of $1.5 million compared to operating loss of $5.2 million
●	Adjusted EBITDA of $7.1 million compared to adjusted EBITDA of $(1.4) million
●	Diluted EPS of $0.01 compared to a loss of $(0.29)
●	Adjusted EPS from continuing operations of $0.17 compared to a loss of $(0.23)
●	Generated $44.1 million of operating cash flow
●	Repurchased 216,136 shares at an average price of $8.33
●	Announced agreement to sell Irvine property for $13.2 million, or $7.4 million gain

Frank Khulusi, Chairman and CEO of PCM, Inc., commented, “We are very pleased with our record first quarter results, exceeding our top line, gross margin, and gross profit targets, and coming in at the high end of our adjusted EPS guidance. Our gutsy forward-looking investments we made over the last few years in transforming PCM and the integration of the acquisitions we consummated last year have progressed very nicely, and we are now unlocking the strategic and financial benefits. These strategic moves have significantly expanded our scale, grown our installed customer base and greatly enhanced our capabilities. As a larger, more profitable, and increasingly sophisticated player, we believe we are well-positioned to continue to deliver growth that outpaces the industry, creating sustainable value for our customers and our stakeholders.”

Jay Miley, President of PCM, Inc., said, “PCM is now an IT solutions powerhouse, and, as evidenced by our industry leading top line and gross profit growth, we have begun to reap the benefits of our new position in the marketplace. Our teams are now even more energized, and they continue to be focused on increasing our market-share in the U.S. and Canada for sales of software, solutions and services to Commercial and Public Sector customers. Our first quarter results also reflect growth in advanced solutions, an area of great focus for us, of 99%. During the quarter, we also completed approximately $10 million in annualized cost savings, much of which was consummated in the second week of February, the full benefit of which will be realized in the second quarter. There remain additional opportunities for efficiencies, and Frank and I will continue to work with the rest of our PCM teammates to optimize our operating model to achieve further operating leverage.”

Commenting on PCM’s outlook, Khulusi said, “Looking ahead, we are now focused on aggressively growing our bottom line and delivering very strong shareholder returns. For the second quarter, we expect robust sales and adjusted EPS in the range of $580 million to $600 million, and $0.36 to $0.42, respectively. We are raising our full year adjusted EPS estimate to a range of $1.27 to $1.40 per share on estimated 2016 net sales of $2.2 billion to $2.25 billion, or a sales increase of 32% to 35%. The new PCM enjoys the strongest strategic position in our history, and I am increasingly excited about our future.”

New Operating Segments

In February 2016, we transitioned out nearly the entire management overhead of our MacMall business, thinned out its cost structure and folded it under the management and supervision within our Commercial segment. Also, in connection with our acquisitions of Acrodex and certain Canadian assets of Systemax’s North American Technology Group in October and December 2015, respectively, and our resulting entrance into selling products, services and solutions in the Canadian market, we formed a new operating segment called Canada. This segment includes our operations related to these Canadian market activities, beginning as of the respective dates of these acquisitions. As a result, beginning in 2016, we have the following three operating segments: Commercial, Public Sector and Canada.

1

Results of Operations

Net Sales

The following table presents our net sales by segment for the periods presented (dollars in thousands):

	Three Months Ended March 31,
	2016		2015
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$384,405	77%	$259,368	88%	$125,037	48%
Public Sector	72,463	15	36,601	12	35,862	98
Canada	41,162	8	—	—	41,162	NM	(1)
Corporate & Other	(1)	—	(10)	—	9	NM	(1)
Consolidated	$498,029	100%	$295,959	100%	$202,070	68%

(1) Not meaningful.

Consolidated net sales were $498.0 million in the three months ended March 31, 2016 compared to $296.0 million in the three months ended March 31, 2015, an increase of $202.0 million, or 68%. This increase was primarily due to the addition of sales from our 2015 acquisitions and investments we have made in advanced technologies and software for the benefit of the overall business. Consolidated sales of services were $32.3 million in the three months ended March 31, 2016 compared to $25.0 million in the three months ended March 31, 2015, an increase of $7.3 million, or 29%, and represented 6% and 8% of net sales in each of the three months ended March 31, 2016 and 2015, respectively.

Commercial net sales were $384.4 million in the three months ended March 31, 2016 compared to $259.4 million in the three months ended March 31, 2015, an increase of $125.0 million or 48%. The increase in Commercial net sales was primarily due to the addition of sales from our 2015 acquisitions and the investments we have made in advanced technologies and software for the benefit of the overall business. Sales of services in the Commercial segment increased 4% in the three months ended March 31, 2016, and represented 6% of Commercial net sales in the three months ended March 31, 2016 and 9% in the same period last year.

Public Sector net sales were $72.5 million in the three months ended March 31, 2016 compared to $36.6 million in the three months ended March 31, 2015, an increase of $35.9 million, or 98%. This increase was primarily due to the addition of sales from our 2015 acquisitions and the investments we have made in advanced technologies and software for the benefit of the overall business, partially offset by a continued shift in sales mix towards products reported on a net basis in SLED. Sales of services in the Public Sector segment increased 38%, and represented 3% of Public Sector net sales in the three months ended March 31, 2016 and 4% in the same period last year.

Canada net sales were $41.2 million in the three months ended March 31, 2016, representing the sales from our Acrodex acquisition and the Canadian unit of the Tiger Direct assets acquired in December 2015. Sales of services in the Canada segment were 14% of Canada net sales in the three months ended March 31, 2016.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $70.3 million in the three months ended March 31, 2016 compared to $39.1 million in the three months ended March 31, 2015, an increase of $31.2 million, or 80%. Consolidated gross profit margin increased to 14.1% in the three months ended March 31, 2016 from 13.2% in the same period last year. The increase in consolidated gross profit was primarily due to our 2015 acquisitions and the investments we have made in advanced technologies and software for the benefit of the overall business, and the change in gross profit margin was primarily due to a change in sales mix during the quarter.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $68.8 million in the three months ended March 31, 2016 compared to $44.3 million in the three months ended March 31, 2015, an increase of $24.5 million, or 55%. Consolidated SG&A expenses as a percentage of net sales decreased to 14% in the three months ended March 31, 2016 from 15% in the same period last year. The increase in consolidated SG&A expenses was primarily related to our 2015 acquisitions and the investments we have made in advanced technologies and software for the benefit of the overall business, including an $18.0 million increase in personnel costs, a $1.4 million increase in outsourced administrative costs, a $1.4 million increase in amortization expense related to purchased intangibles and a $0.6 million increase in M&A related expenses.

2

Operating Profit (Loss)

The following table presents our operating profit (loss) and operating profit margin by segment for the periods presented (dollars in thousands):

	Three Months Ended March 31,								Change in
	2016			2015			Change in		Operating
	Operating	Operating Profit		Operating	Operating Profit		Operating Profit (Loss)		Profit Margin
	Profit (Loss)	Margin(1)		Profit (Loss)	Margin(1)		$	%	%
Commercial	$16,228	4.2%		$7,749	3.0%		$8,479	109%	1.2%
Public Sector	1,447	2.0		675	1.8		772	114	0.2
Canada	1,679	4.1		—	—		1,679	NMF	4.1
Corporate & Other	(17,835)	(3.6	)(1)	(13,631)	(4.6	)(1)	(4,204)	31	1.0
Consolidated	$1,519	0.3%		$(5,207)	(1.8)%		$6,726	129%	2.1%

(1)	Operating profit margin for Corporate & Other is computed based on consolidated net sales. Operating profit margin for each of the other segments is computed based on the respective segment’s net sales.

Consolidated operating profit was $1.5 million in the three months ended March 31, 2016 compared to consolidated operating loss of $5.2 million in the three months ended March 31, 2015, an increase of $6.7 million or 129%.

Commercial operating profit was $16.2 million in the three months ended March 31, 2016 compared to $7.7 million in the three months ended March 31, 2015, an increase of $8.5 million, or 109%. The increase in Commercial operating profit was primarily due to an increase in Commercial gross profit, partially offset by an $11.5 million increase in personnel costs and a $0.9 million increase in amortization expense relating to the purchased intangibles.

Public Sector operating profit was $1.4 million in the three months ended March 31, 2016 compared to $0.7 million in the three months ended March 31, 2015, an increase of $0.7 million, or 114%. The increase in Public Sector operating profit was primarily due to an increase in Public Sector gross profit, partially offset by a $1.5 million increase in personnel costs and a $0.3 million increase in amortization expense relating to purchased intangibles.

Canada operating profit was $1.7 million in the three months ended March 31, 2016, representing the operating profit from our Acrodex acquisition and the Canadian unit of the Tiger Direct assets acquired in the fourth quarter of 2015.

Corporate & Other operating expenses include corporate related expenses such as legal, accounting, information technology, product management and certain other administrative costs that are not otherwise included in our reportable operating segments. Corporate & Other operating expenses were $17.8 million in the three months ended March 31, 2016 compared to $13.6 million in the three months ended March 31, 2015, an increase of $4.2 million. This increase was primarily due to the increase in SG&A costs related to our 2015 acquisitions and a $0.6 million increase in M&A related expenses.

Income (Loss) From Continuing Operations

Income from continuing operations was $0.2 million, or $0.01 per diluted share, in the three months ended March 31, 2016 compared to loss from continuing operation of $3.5 million, or $(0.29) per diluted share, in the same period last year.

Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA for the three months ended March 31, 2016 was $7.1 million compared to adjusted EBITDA of $(1.4) million for the three months ended March 31, 2015. Non-GAAP EPS (Adjusted EPS) from continuing operations was $0.17 for the three months ended March 31, 2016 compared to $(0.23) in the three months ended March 31, 2015. The increase in adjusted EBITDA and adjusted EPS was primarily driven by the increase in operating profit discussed above.

Consolidated Balance Sheet and Cash Flow

We generated cash flow from operations for the three months ended March 31, 2016 of $44.1 million, compared to $8.5 million in the three months ended March 31, 2015. Accounts receivable at March 31, 2016 was $344.6 million, an increase of $3.5 million from December 31, 2015. Inventory at March 31, 2016 was $56.7 million, an increase of $1.3 million from December 31, 2015. Accounts payable at March 31, 2016 was $233.1 million, an increase of $31.6 million from December 31, 2015. Cash flow used in investing activities during the three month ended March 31, 2016 totaled $1.4 million compared to $13.9 million during the three months ended March 31, 2015. Investing activities for the three months ended March 31, 2016 were primarily related to $0.8 million of capital expenditures and $0.6 million of incremental acquisition-related investments. Investing activities for the three month ended March 31, 2015 was primarily related to the purchase of real property in Irvine, California for $5.8 million and real property in Lewis Center, Ohio for $6.0 million, as well as expenditures relating to investments in our IT infrastructure and the creation of enhanced electronic tools for our account executives and sales support staff. Total notes payable, including the $4.7 million of note payable related to asset held for sale in connection with our Irvine property, decreased by $1.2 million to $33.2 million at March 31, 2016 compared to December 31, 2015. Outstanding borrowings under our line of credit decreased by $28.6 million to $133.9 million at March 31, 2016 compared to December 31, 2015.

3

Account Executive Headcount

The following table presents our average account executive headcount, by segment, for our continuing operations for the periods presented:

	Three Months Ended March 31,
Average Account Executive Headcount By Segment:	2016	2015
Commercial	765	606
Public Sector	162	110
Canada	82	—
Total	1,009	716

Product Sales Mix

The following table sets forth our net billed sales by major categories as a percentage of total net billed sales for the periods presented, determined based upon our internal product code classifications.

	Three Months Ended March 31,		Y/Y Sales
Product Sales Mix:	2016	2015	Growth
Software(1)	28%	19%	117%
Notebooks and Tablets	18	20	37
Desktops	9	9	56
Manufacturer service and warranties(1)	6	7	34
Delivered services	6	8	29
Networking	6	9	13
Display	5	5	51
Storage	4	4	66
Printers	3	2	111
Accessories	3	3	47
Servers	2	4	(20)
Other(2)	10	10	28
Total	100%	100%

(1)	Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products.
(2)	Other includes power, input devices, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), adjusted EBITDA and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA and adjusted EPS remove the effect of severance and restructuring related expenses related to our cost reduction initiatives and other uncommon, non-recurring or special items. Adjusted EPS also removes the effect of amortization of intangibles acquired in acquisitions. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. EBITDA, adjusted EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that adjusted EBITDA and adjusted EPS provide a better understanding of our company’s operating performance and cash flows. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

4

Conference Call

Management will hold a conference call, which will be webcast, on April 28, 2016 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its first quarter results. To listen to PCM management’s discussion of its first quarter results live, access http://investor.pcm.com/events.cfm.

The archived webcast can be accessed at www.investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 7:30 p.m. ET on April 28, 2016 until May 5, 2016 and can be accessed by calling (855) 859-2056 (International (404) 537-3406) and inputting code 96544712.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers across the United States and Canada. We generated net sales of nearly $1.9 billion in the twelve months ended March 31, 2016. For more information please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to unlocking strategic and financial benefits; our positioning to deliver growth that outpaces the industry and create sustainable value for our stakeholders; expectation of 2016 financial performance, opportunities, expectations or intentions for growth in top or bottom line operating results; expectations of earnings per share; and statements regarding opportunities for efficiencies. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our ability to attract and retain key employees; our ability to receive expected returns on changes in our sales and services organizations or strategic investments, including without limit, investments in advanced technology solutions and services; risks associated with our ability to integrate our En Pointe, Acrodex and TigerDirect acquisitions; availability of key vendor incentives and other vendor assistance; our IT infrastructure; the relationship between the number of our account executives and productivity; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of our pricing strategy on our operating results; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our Public Sector business; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in Canada and the Asia Pacific region and the related effects on our newly acquired Canadian and our Asia-Pacific operations, including without limitation our executive management’s lack of experience operating in the Canadian market; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; other risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part I of our Form 10-K for the year ended December 31, 2015, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

5

PCM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Net sales	$498,029	$295,959
Cost of goods sold	427,722	256,854
Gross profit	70,307	39,105
Selling, general and administrative expenses	68,788	44,312
Operating profit (loss)	1,519	(5,207)
Interest expense, net	1,474	771
Income (loss) from continuing operations before income taxes	45	(5,978)
Income tax benefit	(111)	(2,454)
Income (loss) from continuing operations	156	(3,524)
Loss from discontinued operations, net of taxes	—	(31)
Net income (loss)	$156	$(3,555)

Basic and Diluted Earnings (Loss) Per Common Share
Basic EPS:
Income (loss) from continuing operations	$0.01	$(0.29)
Loss from discontinued operations, net of taxes	—	(0.00)
Net income (loss)	$0.01	$(0.29)

Diluted EPS:
Income (loss) from continuing operations	$0.01	$(0.29)
Loss from discontinued operations, net of taxes	—	(0.00)
Net income (loss)	$0.01	$(0.29)

Weighted average number of common shares outstanding:
Basic	11,871	12,230
Diluted	12,261	12,230

6

PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited, in thousands)

	Three Months Ended March 31,
	2016	2015
EBITDA(a):
Consolidated operating profit (loss)	$1,519	$(5,207)
Add: Consolidated depreciation expense	2,565	2,613
Consolidated amortization expense	1,507	86
EBITDA	$5,591	$(2,508)

EBITDA adjustments:
Severance & restructuring related costs(b)	$1,198	$1,078
M&A related fees(c)	577	—
Foreign exchange gain	(241)	(18)
Total EBITDA adjustments	$1,534	$1,060

Adjusted EBITDA:
EBITDA	$5,591	$(2,508)
Add: EBITDA adjustments	1,534	1,060
Adjusted EBITDA	$7,125	$(1,448)

Consolidated income (loss) from continuing operations:
Consolidated income (loss) from continuing operations before income taxes	$45	$(5,978)
Less: Income tax benefit	(111)	(2,454)
Consolidated income (loss) from continuing operations	$156	$(3,524)

Consolidated income (loss) from continuing operations before income taxes	$45	$(5,978)
Add: EBITDA adjustments	1,534	1,060
Amortization of purchased intangibles(d)	1,504	76
Adjusted income (loss) from continuing operations before income taxes	3,083	(4,842)
Less: Adjusted income tax expense (benefit)	997	(1,988)
Non-GAAP consolidated income (loss) from continuing operations	$2,086	$(2,854)

Diluted earnings per share:
GAAP diluted EPS
Consolidated income (loss) from continuing operations	$0.01	$(0.29)
Non-GAAP diluted EPS
Non-GAAP consolidated income (loss) from continuing operations	$0.17	$(0.23)

GAAP diluted weighted average number of common shares outstanding	11,871	12,230
Non-GAAP diluted weighted average number of common shares outstanding	12,261	12,230

(a)	EBITDA — earnings from continuing operations before interest, taxes, depreciation and amortization.
(b)	Includes employee severance related costs related to our cost reduction initiative and lease vacancy costs.
(c)	Includes third party expenses directly associated with acquisition-related activity that otherwise would not occur, such as legal, accounting, tax and valuation work.
(d)	Includes amortization expense for acquisition-related intangible assets, which include trademarks, trade names, non-compete agreements and customer relationships.

7

PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$9,133	$11,176
Accounts receivable, net of allowances of $586 and $558	344,563	341,018
Inventories	56,656	55,386
Prepaid expenses and other current assets	11,391	17,880
Deferred income taxes	4,421	4,425
Asset held for sale	5,812	5,812
Total current assets	431,976	435,697
Property and equipment, net	55,576	56,774
Goodwill	81,308	80,552
Intangible assets, net	19,487	20,807
Deferred income taxes	1,009	939
Other assets	6,280	5,404
Non-current assets of discontinued operations	—	—
Total assets	$595,636	$600,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$233,133	$201,524
Accrued expenses and other current liabilities	55,741	51,580
Deferred revenue	4,183	11,455
Line of credit	133,851	162,439
Notes payable — current	12,834	12,912
Note payable related to asset held for sale	4,749	4,799
Current liabilities of discontinued operations	153	153
Total current liabilities	444,644	444,862
Notes payable	20,340	21,454
Other long-term liabilities	17,350	20,289
Deferred income taxes	4,094	4,053
Total liabilities	486,428	490,658
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 16,065,847 and 16,007,613 shares issued; 11,765,679 and 11,914,946 shares outstanding	16	16
Additional paid-in capital	123,568	122,932
Treasury stock, at cost: 4,300,168 and 4,092,667 shares	(25,047)	(23,326)
Accumulated other comprehensive loss	(143)	(765)
Retained earnings	10,814	10,658
Total stockholders’ equity	109,208	109,515
Total liabilities and stockholders’ equity	$595,636	$600,173

8

PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months ended March 31,
	2016	2015
Cash Flows From Operating Activities
Net income (loss)	$156	$(3,555)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,072	2,699
Provision for deferred income taxes	(69)	(1,031)
Excess tax benefit related to stock option exercises	(14)	(6)
Non-cash stock-based compensation	511	421
Change in operating assets and liabilities:
Accounts receivable	(3,545)	11,619
Inventories	(1,270)	7,755
Prepaid expenses and other current assets	6,631	5,627
Other assets	(493)	(821)
Accounts payable	41,242	(5,578)
Accrued expenses and other current liabilities	4,177	(2,404)
Deferred revenue	(7,272)	(6,197)
Total adjustments	43,970	12,084
Net cash provided by operating activities	44,126	8,529
Cash Flows From Investing Activities
Acquisition of Acrodex	(171)	—
Acquisition of assets of Systemax	(400)	—
Purchases of property and equipment	(785)	(13,930)
Net cash used in investing activities	(1,356)	(13,930)
Cash Flows From Financing Activities
Net payments under line of credit	(28,588)	(3,555)
Borrowing under note payable	—	9,506
Payments under notes payable	(1,242)	(1,006)
Change in book overdraft	(9,723)	706
Payments of earn-out liability	(2,887)	—
Payments of obligations under capital lease	(598)	(587)
Proceeds from stock issued under stock option plans	212	26
Payment for deferred financing costs	(403)	(174)
Common shares repurchased and held in treasury	(1,721)	(720)
Excess tax benefit related to stock option exercises	14	6
Net cash provided by (used in) financing activities	(44,936)	4,202
Effect of foreign currency on cash flow	123	(404)
Net change in cash and cash equivalents	(2,043)	(1,603)
Cash and cash equivalents at beginning of the period	11,176	8,892
Cash and cash equivalents at end of the period	$9,133	$7,289
Supplemental Cash Flow Information
Interest paid	$1,253	$788
Income taxes paid (refund), net	(558)	194
Supplemental Non-Cash Investing and Financing Activities
Financed purchases of property and equipment	582	453

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